UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2026

SIX FLAGS ENTERTAINMENT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-42157	93-4097909
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

8701 Red Oak Blvd.,

Charlotte, North Carolina 28217

(Address of principal executive offices) (Zip Code)

(704) 414-4700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FUN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 19, 2026, Six Flags Entertainment Corporation (the “Company”) entered into a Cooperation Agreement (the “Cooperation Agreement”) with H Partners Management, LLC (“H Partners”), pursuant to which Rehan Jaffer, Founder and Managing Member of H Partners, will be appointed to the board of directors of the Company (the “Board”) following the 2026 Annual Meeting of Stockholders on May 26, 2026 (the “2026 Annual Meeting”), replacing Arik Ruchim, who will be stepping down from the Board following the meeting. H Partners has been a significant investor in the Company for more than 15 years and has long had a representative on the Six Flags Board, with Mr. Ruchim serving as a director since 2020. The Company thanks Mr. Ruchim for his outstanding contributions to the Board and looks forward to benefitting from Mr. Jaffer’s skills and experience.

Pursuant to the Cooperation Agreement, effective immediately following the 2026 Annual Meeting, (i) Arik Ruchim will resign from the Board, (ii) the Board will appoint Rehan Jaffer to the Board as a Class III director, with a term expiring at the Company’s 2027 annual meeting of stockholders (the “2027 Annual Meeting”), who will fill the vacancy among the Class III directors created by the resignation of Mr. Ruchim and (iii) Mr. Jaffer will be appointed to the Audit and Finance Committee of the Board.

Additionally, pursuant to the Cooperation Agreement, Mr. Jaffer delivered to the Company an irrevocable resignation letter pursuant to which he will resign from the Board and all applicable committees thereof effective upon the earliest of (i) the date on which H Partners ceases to have beneficial ownership and/or economic exposure of or to at least 3% of the Company’s then outstanding shares of common stock (“Minimum Ownership Requirement”) and (ii) the date on which H Partners has been determined by a final non-appealable judgment of a court of competent jurisdiction to have materially breached any of its obligations under the Cooperation Agreement that has not been cured after written notice from the Company.

Under the Cooperation Agreement, until the Standstill Termination Date (as defined below), H Partners agreed to vote all shares of Common Stock beneficially owned by it and over which it has direct or indirect voting power in accordance with the Board’s recommendations with respect to (i) the election, removal and/or replacement of directors of the Company (other than any removal or replacement of Mr. Jaffer) and (ii) any other proposal submitted to stockholders; provided, however, that in the event either Institutional Shareholder Services Inc. and Glass Lewis & Co. recommend otherwise with respect to any Company-sponsored proposal submitted to stockholders (other than the election or removal of directors), H Partners shall be permitted (but not required) to vote in the same proportion as the vote of all other holders of Common Stock; provided, further, that H Partners will be permitted to vote in its sole discretion with respect to any proposal to approve an extraordinary transaction.

The Cooperation Agreement also includes customary standstill restrictions and mutual non-disparagement provisions.

The Cooperation Agreement will remain in place until the later of (i) the conclusion of the 2027 Annual Meeting or (ii) twenty (20) days following the date that Mr. Jaffer no longer serves on the Board (such later date, the “Standstill Termination Date”).

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by the full text of the Cooperation Agreement, a copy of which is filed hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Other than with respect to the matters described in Item 1.01 of this Current Report on Form 8-K, there is no arrangement or understanding between Mr. Jaffer and any other person pursuant to which he was selected as a director. Mr. Jaffer does not have any direct or indirect material interest in any transaction in which the Company is a participant that is required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Cooperation Agreement, by and between Six Flags Entertainment Corporation and H Partners Capital Management, LLC, dated as of May 19, 2026

104	Cover page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIX FLAGS ENTERTAINMENT CORPORATION
(Registrant)

/s/ John Reilly
Name: John Reilly
Title: President & Chief Executive Officer

Date: May 20, 2026